United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

Included below is a release of financial information mailed to stockholders on May 8, 2008. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of March 31, 2008, and was previously included in the Company's first quarter Form 10-Q report filed on May 2, 2008.

Message from the President, CEO and Chairman of the Board

Kansas City Life Insurance Company recorded net income of $3.6 million or $0.31 per share for the first quarter ended March 31, 2008, a decrease from $8.3 million or $0.70 per share in the prior year. The reduced net income was primarily due to $5.0 million less in realized investment gains from the first quarter 2007, along with lower net investment income and increased policyholder benefits and operating expenses. Partially offsetting the impact of these changes, insurance revenues increased 1%.

The Company continues to focus its resources on increasing sales of life insurance products. Recruiting and retention of general agents and agents, along with the continued introduction of new products and enhancements to existing products are key means by which the Company expects to grow life insurance sales.

New sales results for the Company were largely positive in the first quarter. New insurance premiums increased 33% compared with the prior year while new deposits increased 4% versus a year ago. The increase in new premiums primarily resulted from a $2.0 million increase in sales of immediate annuities. In addition, new individual life premiums increased 6% and new group life insurance sales increased 64%. However, new deposits on universal life insurance declined $0.4 million or 13% and variable universal life insurance declined $0.4 million or 43%.

The decline in net investment income was due to a decrease in investment assets, but this was partially offset by a slight improvement in investment yields and reduced investment expenses from real estate activities. In addition, the decline in realized investment gains from the prior year was the result of reduced sales of real estate investments and the one-time sale of a bank subsidiary.

Policyholder benefits increased due to the discontinuance of a product in the Group Insurance segment, but the impact of the increase was largely offset by lower interest credited to policyholder account balances as a result of lower account balances. Operating expenses increased for comparative first quarter periods due to increased compensation, employee benefits and the timing of other expenses.

After beginning with weakening subprime residential mortgage performance in the second half of 2007, credit and liquidity problems in the financial markets worsened in the first quarter of 2008. The impact of the deteriorating home mortgage market has become broad-based and beset the overall economy. Reduced values on investment securities caused net unrealized losses on the Company’s fixed maturity investments to increase during the quarter. However, the Company continues to maintain a sound and diversified portfolio of investments with approximately 1% of total investment assets in subprime mortgage securities. Overall, 95% of the Company’s investment securities were rated investment grade at March 31, 2008 versus 94% at December 31, 2007. Further, 92% of those securities having unrealized losses at March 31, 2008 were rated investment grade.

On April 28, 2008, the Board of Directors declared a quarterly dividend of $0.27 per share, payable on May 13, to stockholders of record on May 8, 2008.

The first quarter was a very difficult environment for financial services companies. However, Kansas City Life’s financial strength and core values provide the ability for the Company to weather these cyclical events and pursue opportunities for growth at the same time. We are very excited about our plans and opportunities for 2008, including the delivery of new products and initiatives to further expand distribution through growth of the general agency system. And, we will continue to offer policyholders and investors the same commitment of Security Assured that we have for generations.

Consolidated
Balance Sheets
(Thousands)
	March 31	December 31
	2008	2007
	(Unaudited)
Assets
Investments:
Fixed maturity securities available
for sale, at fair value	$ 2,647,763	$ 2,631,073
Equity securities available
for sale, at fair value	62,992	59,149
Mortgage loans	440,929	450,148
Short-term investments	8,768	36,522
Other investments	185,889	188,852
Total investments	3,346,341	3,365,744

Cash	6,829	12,158
Deferred acquisition costs	215,601	217,512
Value of business acquired	72,472	73,517
Other assets	274,946	262,784
Separate account assets	376,728	420,393
Total assets	$ 4,292,917	$ 4,352,108

Liabilities
Future policy benefits	$ 851,574	$ 851,277
Policyholder account balances	2,063,476	2,087,965
Notes payable	41,886	10,400
Income taxes	25,549	40,300
Other liabilities	269,579	257,372
Separate account liabilities	376,728	420,393
Total liabilities	3,628,792	3,667,707

Stockholders’ equity
Common stock	23,121	23,121
Additional paid in capital	30,970	30,244
Retained earnings	780,572	780,133
Accumulated other
comprehensive loss	(34,552)	(19,811)
Treasury stock	(135,986)	(129,286)
Total stockholders’ equity	664,125	684,401
Total liabilities and equity	$ 4,292,917	$ 4,352,108

Consolidated
Statements of Income (Unaudited)
(Thousands, except share data)
	Quarter ended
	March 31
	2008	2007
Revenues
Insurance revenues:
Premiums	$ 44,487	$ 42,768
Contract charges	27,300	28,703
Reinsurance ceded	(12,660)	(13,069)
Total insurance revenues	59,127	58,402
Investment revenues:
Net investment income	46,463	47,084
Realized investment gains	120	5,124
Other revenues	2,609	2,417
Total revenues	108,319	113,027

Benefits and expenses
Policyholder benefits	45,486	43,992
Interest credited to policyholder
account balances	21,703	22,773
Amortization of deferred acquisition costs
and value of business acquired	11,112	11,376
Operating expenses	24,396	22,710
Total benefits and expenses	102,697	100,851

Income before income tax expense	5,622	12,176

Income tax expense	2,020	3,870

Net income	$ 3,602	$ 8,306

Per common share:
Net income, basic and diluted	$ 0.31	$ 0.70

Cash dividends	$ 0.27	$ 2.27

Consolidated
Statements of Cash Flows (Unaudited)
(Thousands)
	Quarter ended
	March 31
	2008	2007

Operating activities
Net cash provided (used)	$ (11,329)	$ 5,030

Investing activities
Purchases of investments:
Fixed maturity securities	(135,732)	(85,920)
Equity securities	(8,204)	(771)
Mortgage loans	(1,650)	(16,326)
Real estate	(6,953)	(857)
Other investment assets	-	(378)
Sales of investments:
Fixed maturity securities	13,451	9,126
Equity securities	1,434	-
Other investment assets	37,424	12,995
Maturities and principal paydowns
of investments	95,432	114,372
Net (additions) dispositions to
property and equipment	343	(507)
Proceeds from sale of
non insurance affiliate	-	10,104
Net cash provided (used)	(4,455)	41,838

Financing activities
Net proceeds from borrowings	31,486	-
Deposits on policyholder account
balances	48,662	52,984
Withdrawals from policyholder
account balances	(67,127)	(80,279)
Net transfers from separate accounts	3,441	3,283
Change in other deposits	3,130	13,747
Cash dividends to stockholders	(3,163)	(26,897)
Net disposition (acquisition)
of treasury stock	(5,974)	260
Net cash provided (used)	10,455	(36,902)

Increase (decrease) in cash	(5,329)	9,966
Cash at beginning of year	12,158	3,908

Cash at end of period	$ 6,829	$ 13,874

Notes

•

These interim financial statements are unaudited but, in management's opinion, include all adjustments necessary for a fair presentation of the results and are included in the Company's Form 10-Q as filed with the Securities and Exchange Commission. Please refer to the Company's Form 10-Q and the Company's Annual Report on Form 10-K at www.kclife.com.

•

Comprehensive income (loss) was ($11.1) million and $15.9 million for the first quarter of 2008 and 2007, respectively. This varies from net income largely due to unrealized gains or losses on investments.

•	Net income per common share was based upon the weighted average number of shares outstanding of 11,710,608 and 11,856,385 for quarters ended March 31, 2008 and 2007, respectively.

•	Cash dividends include a one-time special dividend of $2.00 per share, paid on February 13, 2007.

•	Certain immaterial amounts in prior years have been reclassified to conform with the current year presentation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By:	/s/ William A. Schalekamp

William A. Schalekamp,

Senior Vice President,

General Counsel & Secretary

May 8, 2008

(Date)